MARINEMAX REPORTS THIRD QUARTER FISCAL 2014 RESULTS
~ Revenue Grew 22% to Over $214 Million ~
~ Same-Store Sales Increased 22% ~
~ Income Before Taxes and Unusual Item Grew Over 100% ~

CLEARWATER, FL, July 24, 2014 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third quarter ended June 30, 2014.

Revenue grew approximately 22% or $39.0 million to $214.4 million for the quarter ended June 30, 2014 compared with $175.8 million for the comparable quarter last year. Same-store sales increased approximately 22%, which is on top of a 16% growth in the comparable quarter last year.

During the comparable quarter last year, the Company recovered $7.0 million, net, or $0.29 per diluted share, from the Deepwater Horizon Settlement Program for damages it suffered as a result of the Deepwater Horizon oil spill in 2010.  The recovery was reflected as a reduction to the Company’s selling, general and administrative expenses, lowering expenses from $40.0 million to $33.0 million. Income before taxes for the quarter ended June 30, 2014, was $11.5 million growing over 100% compared with $5.6 million for the comparable quarter last year, excluding the proceeds from the recovery. Net income was $11.5 million, or $0.47 per diluted share, for the quarter ended June 30, 2014 compared to a net income of $13.6 million, or $0.56 per diluted share, for the comparable quarter last year, which included the recovery. Comparative diluted earnings per share were $0.47 per diluted share for the quarter ended June 30, 2014 compared to $0.27 per diluted share for the quarter ended June 30, 2013, excluding the proceeds from the recovery.

Revenue grew approximately 6% to $460.6 million for the nine months ended June 30, 2014 compared with $434.8 million for the comparable period last year. Same-store sales increased approximately 5%, on top of a 13% growth in the comparable period last year. The Company’s net income for the nine months ended June 30, 2014 was $6.2 million, or $0.25 per diluted share, compared with a net income of $9.8 million, or $0.41 per diluted share, for the comparable period last year, which included the benefit from the Deepwater Horizon Settlement discussed above. Comparative diluted earnings per share were $0.25 per diluted share for the nine months ended June 30, 2014 compared to $0.12 per diluted share for the nine months ended June 30, 2013, excluding the proceeds from the recovery.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “The extra effort by our team combined with having the right strategies and product to satisfy the demands of our customers helped us produce a strong third quarter and overcome the obstacles associated with adverse winter weather which lingered into the June quarter. Our focused efforts resulted in a meaningful increase in the number of boats we sold, which led to growth in market share as we capitalized on momentum that carried over from March into our historically busiest selling season.”

~ more ~

Mr. McGill continued, “It is our expectation that we should be able to build on this positive momentum into the remainder of fiscal 2014. Our team and extensive brand offerings, coupled with our strong balance sheet, should position us to capture additional market share as the recovery in the industry continues. We expect that the pent-up demand will continue to build as consumer confidence increases and both new and seasoned boaters enjoy quality time on the water with friends and family. We are well positioned to increase cash flows and earnings as the recovery takes hold and expands deeper into the key segments that are most meaningful to MarineMax.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Harris FloteBote, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, Ocean Alexander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 55 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2014; its expectation that it should be able to build on its positive momentum into the remainder of fiscal 2014; its position to capture additional market share as the recovery in the industry continues; its expectation that pent-up demand will continue to build and that customer confidence will increase and it being well-positioned to increase cash flows and earnings and that the recovery will take hold and expand deeper into the key segments that are most meaningful to it. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the levels and timing of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2013, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

~ more ~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue	$214,401	$175,756	$460,607	$434,815
Cost of sales	160,195	128,949	341,705	324,080

Gross profit	54,206	46,807	118,902	110,735
Selling, general, and administrative expenses	41,652	33,047	109,609	98,591

Income from operations	12,554	13,760	9,293	12,144
Interest expense	1,051	1,193	3,138	3,355

Income before income tax benefit	11,503	12,567	6,155	8,789
Income tax benefit	—	1,070	—	1,029

Net income	$11,503	$13,637	$6,155	$9,818

Basic net income per common share	$0.48	$0.58	$0.26	$0.42

Diluted net income per common share	$0.47	$0.56	$0.25	$0.41

Weighted average number of common shares used in computing net income per common share:
Basic	24,012,991	23,388,384	23,857,606	23,176,664

Diluted	24,719,369	24,177,020	24,601,712	23,914,763

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	June 30,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,820	$37,304
Accounts receivable, net	24,196	29,893
Inventories, net	234,257	235,048
Prepaid expenses and other current assets	4,737	4,766

Total current assets	305,010	307,011
Property and equipment, net	101,855	100,134
Other long-term assets, net	5,448	4,893

Total assets	$412,313	$412,038

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,370	$9,828
Customer deposits	10,717	18,358
Accrued expenses	22,794	24,817
Short-term borrowings	131,042	142,333

Total current liabilities	177,923	195,336
Long-term liabilities	611	723

Total liabilities	178,534	196,059
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	227,540	221,102
Retained earnings	22,024	10,663
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	233,779	215,979

Total liabilities and stockholders’ equity	$412,313	$412,038

###